Exhibit 23.7
CONSENT OF MICHAEL CANNON
     The undersigned is a proposed director of Elster Group SE (“Elster”). The undersigned hereby consents, pursuant to Rule 438 of the Securities Act of 1933, as amended, to the inclusion of the undersigned’s name as a proposed director, along with a description of the undersigned’s business experience, in Elster’s Registration Statement on Form F-1, including any amendments thereto, filed with the U.S. Securities and Exchange Commission.
June 1, 2010

/s/ Michael Cannon
Name: Michael Cannon